As filed with the Securities and Exchange Commission on March 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONNECT BIOPHARMA HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Science and Technology Park

East R&D Building, 3rd Floor

6 Beijing West Road, Taicang

Jiangsu Province, China 215400

(Address of Principal Executive Offices and Zip Code)

2019 Stock Incentive Plan

2021 Stock Incentive Plan

2021 Employee Share Purchase Plan

(Full Title of the Plans)

Connect Biopharm LLC

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

(Name and Address of Agent for Service)

+1 858 344 1036

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Cheung Ying (Cathy) Yeung, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912 2500	Patrick A. Pohlen, Esq. Michael E. Sullivan, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 +1 858 523 5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.000174 per share	2,570,821(3)	$7.97(3)	$20,489,443.37	$2,236
Ordinary shares, par value $0.000174 per share	6,000,043(4)	$17.00(4)	$102,000,731.00	$11,129
Ordinary shares, par value $0.000174 per share	600,000(5)	$17.00(6)	$10,200,000.00	$1,113
Total	9,170,864(6)	—	$132,690,174.37	$14,478

(1)

The securities to be registered hereby may be represented by American depositary shares, or ADSs, of Connect Biopharma Holdings Limited (the “Registrant”). Each ADS represents one ordinary share, par value of US$0.000174 per share, of the Registrant (“Ordinary Share”). The Registrant’s ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-254215).

(2)

This registration statement on Form S-8 (this “Registration Statement”) registers Ordinary Shares issuable pursuant to the Registrant’s 2019 Stock Incentive Plan (“2019 Plan”), 2021 Stock Incentive Plan (“2021 Plan”) and 2021 Employee Share Purchase Plan (the “2021 ESPP”, together with the 2019 Plan and 2021 Plan, the “Plans”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional securities which may be offered and issued under the Plans to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Plans.

(3)

The amount to be registered represents Ordinary Shares issuable upon exercise of outstanding options granted under the 2019 Plan. Pursuant to Rule 457(h), the corresponding proposed maximum offering price per share represents the weighted average exercise price of these options.

(4)

The amount to be registered represents the Ordinary Shares available for future issuance under the 2021 Plan. The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the initial public offering price of the registrant’s ADSs set forth on the cover page of the registrant’s prospectus dated March 18, 2021 relating to its initial public offering. To the extent outstanding awards under the 2019 Plan are forfeited or lapse unexercised, the Ordinary Shares subject to such awards will be available for future issuance under the 2021 Plan. See footnote 3 above and footnote 7 below.

(5)

The amount to be registered represents the Ordinary Shares available for future issuance under the 2021 ESPP. The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the initial public offering price of the registrant’s ADSs set forth on the cover page of the registrant’s prospectus dated March 18, 2021 relating to its initial public offering.

(6)

Any Ordinary Shares covered by an award granted under the Plans (or portion of an award) that expires, for any reason, is cancelled or terminated without having been exercised or settled or that is forfeited or repurchased and held as treasury shares shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares which may be issued under the Plans. Shares subject to outstanding options under the 2019 Plan that expire or are cancelled or terminated may become eligible for issuance under the 2021 Plan. See footnote 4 above.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing information specified in this Part I of Form S-8 will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s prospectus dated March 18, 2021 (File No. 333-253631) filed with the Commission on March 19, 2021 pursuant to Rule 424(b)(4) under the Securities Act; and

(b)

The description of the Registrant’s Ordinary Shares contained in its registration statement on Form 8-A (File No. 001-40212) filed with the Commission on March 12, 2021, including any amendment and report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s amended and restated articles of association adopted to become effective immediately prior to the completion of the initial public offering provide that the Registrant shall indemnify its directors and officers (each an indemnified person) against all actions, costs, charges, expenses, losses, and damages incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions as a director or officer of the Registrant, which is to include without prejudice to the generality of the foregoing, any costs, expenses, losses or damages incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-253631), the Registrant agrees to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index beginning on page 5 of this Registration Statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s registration statement on Form F-1 (File No. 333-253631) filed with the Commission on March 12, 2021)

4.2	Specimen Ordinary Share Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s registration statement on Form F-1 (File No. 333-253631) filed with the Commission on March 12, 2021)

4.3*	Deposit Agreement dated March 18, 2021, among the Registrant, the depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered

10.1	2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s registration statement on Form F-1 (File No. 333-253631) filed with the Commission on February 26, 2021)

10.2	2021 Incentive Award Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registrant’s registration statement on Form F-1 (File No. 333-253631) filed with the Commission on March 12, 2021)

10.3	2021 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Registrant’s registration statement on Form F-1 (File No. 333-253631) filed with the Commission on March 12, 2021)

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taicang, China, on March 19, 2021.

CONNECT BIOPHARMA HOLDINGS LIMITED
By:	/s/ Zheng Wei, Ph.D.
Name: Zheng Wei, Ph.D.
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zheng Wei, Ph.D. and Eric Hall and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on March 19, 2021 in the capacities indicated:

NAME	TITLE

/s/ Zheng Wei, Ph.D. Zheng Wei, Ph.D.	Chief Executive Officer and Member of the Board (Principal Executive Officer)

/s/ Eric Hall Eric Hall	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Wubin (Bill) Pan, Ph.D. Wubin (Bill) Pan, Ph.D.	President and Chairman of the Board

/s/ Derek DiRocco, Ph.D. Derek DiRocco, Ph.D.	Member of the Board

/s/ Kan Chen, Ph.D. Kan Chen, Ph.D.	Member of the Board

/s/ Jinghua (Jennifer) Jin Jinghua (Jennifer) Jin	Member of the Board

/s/ Karen J. Wilson Karen J. Wilson	Member of the Board

/s/ Kleanthis G. Xanthopoulos, Ph.D. Kleanthis G. Xanthopoulos, Ph.D.	Member of the Board

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Connect Biopharma Holdings Limited, has signed this registration statement on March 19, 2021.

By:	/s/ Zheng Wei, Ph.D.
Name: Zheng Wei, Ph.D. Title: Authorized Signatory